EXHIBIT 4.4
                                STOCK OPTION PLAN
                                  FOR DIRECTORS
                                       OF
                               BALCHEM CORPORATION
                                 (Adopted 1989)

SECTION 1. Purpose. The purpose of the Option Plan for Directors (the "Plan") of Balchem Corporation (the "Corporation") is to assist the Corporation in attracting and retaining persons to be directors by providing an incentive which permits directors to share directly in the growth of the Corporation and to further the identity of their interests with those of the stockholders of the Corporation.

SECTION 2. Administration. The Plan shall be administered by the Board of Directors of the Corporation (the "Board").

SECTION 3. Stock Available. The stock subject to the Plan shall be such authorized but unissued or treasury shares of Common Stock of the Corporation ("Common Stock") as shall from time to time be determined by the Committee. The total amount of Common Stock which may be issued pursuant to the Plan is 25,000 shares, subject, however, to adjustment in accordance with the provisions of
Section 15. In the event that any Common Stock issued pursuant to the Plan is reacquired by the Corporation upon the exercise of an option described in
Section 7, the shares of Common Stock so acquired will again become available for issuance pursuant to the Plan.

SECTION 4. Eligibility. Directors and directors emeriti of the Corporation, including officers, are eligible to receive options under the Plan.

SECTION 5. Grant of Options. On each December 31, during the term of this agreement, each director and director emeritus ("Optionee"), so long as director fees are then determined pursuant to the Director Compensation Program of the Corporation adopted by the Board on April 7, 1989, shall be granted options under the Plan to purchase that number of shares of Common Stock which is equal to the quotient, to the nearest whole share, obtained by dividing (i) the total director's fee payable to such Optionee by the Corporation by (ii) the reported closing price per share (the "Price") of the Common Stock on the last trading date of the year in which such December 31 falls, at an exercise price per share equal to the Price.

SECTION 6. Exercise of Right to Purchase Shares. An Optionee may exercise his right to purchase shares of Common Stock in respect of any option granted during the [five]1-year period

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               1  Extended to "ten" by amendment approved in 1996.


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beginning immediately after the grant of such option,  provided that he is still a director or director emeritus of the Corporation on the date of such exercise. In order to so exercise such right to purchase, the Optionee shall give written notice to the Corporation of such election. The consideration for the shares to be issued shall be tendered in cash at the time such notice is given.

Any option granted hereunder shall terminate and may no longer be exercised if the Optionee ceases to be a director or director emeritus of the Corporation except that if such cessation results from the death or permanent and total disability of the Optionee such option may be exercised for ninety days thereafter or until the expiration of such option, whichever first occurs, by the Optionee or his legal representatives.

[SECTION 7. Option of the Corporation to Reacquire Issued Stock. Each share of Common Stock acquired by an Optionee pursuant to an option granted under the Plan shall be subject to the right and option of the Corporation, at the same price per share as the original exercise price, to reacquire such share for a period ending on the third anniversary of the day on which Optionee paid the Corporation the exercise price in respect of such share. The option of the Corporation to reacquire such Common Stock shall become exercisable only upon the termination of the Optionee's status as a director or director emeritus of the Corporation other than as a result of the Optionee's death or permanent and total disability. So long as the above right and option of the Corporation continues, the Optionee may not sell or transfer such share or any interest therein or encumber the same.]2

[SECTION 8. Exercise of Option to Reacquire Issued Stock. The option described in Section 7 shall be exercised in whole or part by the Corporation by its sending, within ninety days following Optionee's ceasing to be a director or director emeritus, a written notice of such exercise to the Optionee at the address specified by the Optionee for such purpose, such notice also to set forth the address to which and the date on which the certificates representing the Common Stock in respect of which the option is being exercised, duly endorsed for transfer, should be sent. The date specified shall not be less than ten days nor more than thirty days from the date of such notice. The Optionee or his successor in interest with respect to such shares shall have no further rights as a stockholder from and after the date so specified in such notice. If the certificates are duly delivered in accordance with the written notice, the Corporation shall promptly send to the Optionee its check in repayment of such shares. If the certificates are not so delivered, the Corporation shall deposit the required amount of payment in an escrow account in the name of the Optionee to be held therein until such certificates are delivered to the Corporation and the Corporation shall immediately advise its transfer agent of such action.]2

[SECTION 9. Legend on Stock Certificates. Every certificate of Common Stock issued pursuant to the Plan shall, so long as the restrictions imposed by the Plan remain in effect, bear


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                  2    Deleted by Amendment approved in 1996.

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(in addition to the usual investment  legend for shares privately  purchased for investment) a legend in substantially the following form:

                  This certificate and the shares represented hereby are held subject to the terms of the Stock Option Plan for Directors of Balchem Corporation which Plan provides that the shares issued pursuant thereto are subject to an option in favor of Balchem Corporation to reacquire such shares at a price which may be significantly lower than their then fair market value and that neither such shares not any interest therein may be sold, transferred or encumbered until the expiration of such option. If such option is exercised, the holder of the shares represented by this certificate will have no further rights with respect to such shares and this certificate will be deemed void. A copy of such Plan is available for inspection at the executive offices of Balchem Corporation.

Upon the expiration of the Corporation's option to reacquire shares of Common Stock, an Optionee may surrender to the Corporation the certificate or certificates representing such shares in exchange for a new certificate or certificates, free of the above legend.]2

SECTION 10. Government and Other Regulations and Restrictions. The obligation of the Corporation to issue Common Stock upon exercise of an option hereunder shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required. Shares of Common Stock acquired pursuant to the Plan shall not be sold, transferred or otherwise disposed of unless and until either (a) such shares shall have been registered by the Corporation under the Securities Act of 1933, as amended (the "Securities Act"),
(b) the Corporation shall have received either a "no action" letter from the Securities and Exchange Commission or an opinion of counsel acceptable to the Corporation to the effect that such sale, transfer or other disposition of the shares may be effected without such registration or (c) such sale, transfer or disposition of the shares is made pursuant to Rule 144 of the General Rules and Regulations promulgated under the Securities Act, as the same may from time to time be in effect, and the Corporation shall have received an opinion of counsel acceptable to the Corporation to such effect. In the event that at the time an option is exercised there shall not be on file with the Securities and Exchange Commission an effective Registration Statement under the Securities Act covering the shares of Common Stock to be issued pursuant thereto the Optionee will execute and deliver to the Corporation upon receipt by him of any such shares an undertaking in form and substance satisfactory to the Corporation that (i) it is his intention to acquire and hold such shares for investment and not for the resale or distribution thereof, (ii) he will comply with the Securities Act with respect to such shares, and (iii) he will indemnify the Corporation for any costs, liabilities and expenses which it may sustain by reason of any


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                  2  Deleted by amendment approved in 1996.

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violation of the  Securities  Act occasioned by any act on his part with respect to such shares. The Corporation may require that any certificate or certificates evidencing shares issued pursuant to the Plan bear a restrictive legend intended to effect compliance with the Securities Act or any other applicable regulatory measures.

SECTION 11. Registration of Shares. The Corporation shall be under no obligation to register any shares of Common Stock under the Securities Act.

SECTION 12. No Rights in Common Stock. No Optionee shall have any interest in or be entitled to any voting rights or dividends or other rights or privileges of stockholders of the Corporation with respect to any shares of Common Stock unless, and until shares of Common Stock are actually issued to such option and then only from the date the Optionee becomes the record owner thereof.

SECTION 13. Adjustments for Changes in Common Stock. In the event that each of the outstanding shares of Common Stock of the Company (other than shares held by dissenting shareholders) should be changed into, or exchanged for, a different number or kind of shares of stock or other securities of the Company, or, if further changes or exchanges of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, shall be made (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividends, reclassification, split up, combination of shares, or otherwise), then, for each share of Common Stock of the Company subject to the Plan (whether or not such shares are at the time subject to outstanding options) there shall be substituted and exchanged therefor the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of the Company (other than shares held by dissenting shareholders) shall be so changed or exchanged. In the event of any such changes or exchanges, then, if the Committee, in its sole discretion, should determine that in order to prevent dilution or enlargement of rights under the Plan, an adjustment should be made in the number, kind, or option exercise price of the shares of stock or other securities then subject or potentially subject to an option or options, such adjustment shall be made and shall be effective and binding for all purposes of the Plan.

SECTION 14. Non-transferability of Option. No option granted under the Plan shall be transferable by the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution, and then only to the extent provided in Section 6 of the Plan. Any attempt to do so shall void the option. An option shall be exercisable during the Optionee's lifetime only by the Optionee and, after the Optionee's death, only by the Optionee's legal representative.

SECTION 15. Effective Date and Termination Date. The Plan shall be effective on the date it is approved by affirmative vote of the holders of a majority of the outstanding Common Stock. If the holders of a majority of the outstanding Common Stock fail to approve the Plan, any options granted under the Plan in anticipation of that approval shall be null and void, it being the

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condition  of any such grant that the options so granted  were  contingent  upon shareholder approval of the Plan as aforesaid. Except as to options previously granted and outstanding under the Plan, the Plan shall terminate at midnight on the date occurring five years after the date on which this Plan is approved by the Shareholders of the Company, and no option shall be granted after that time. Options then outstanding may continue to be exercised in accordance with their terms.

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